Solis Tek Closes Acquisition for Cannabis Cultivation and Processing Facility in Arizona

Transitioning to High Growth Opportunities in Legalized Cannabis Jurisdictions

Future Farm Technologies Becomes a 10% Partner

CARSON, CA - (GlobeNewswire - May 11, 2018) - Solis Tek, Inc. (OTCQB: SLTK), a vertically integrated cannabis technology innovator, manufacturer and distributor, today announced the closing of its previously disclosed acquisition of YLK Partners NV, LLC an Arizona-based company which has in place a management services agreement to provide turn-key services for the management, administration and operation of a licensed medical marijuana cultivation and processing facility being developed by the holder of a Medical Marijuana Dispensary Registration Certificate issued by the Arizona Department of Health Services (“Arizona Licensee”). April 26, 2018.html

Solis Tek, through a wholly-owned subsidiary, has also executed an Option Agreement for the right to enter into a long-term lease agreement with MSCP, LLC, for an expansive facility comprised of more than 70,000 square feet located in Phoenix, Arizona. The plan is to develop the facility into one of the most technologically advanced cultivation and processing facilities in the State of Arizona for use by Arizona Licensee. Solis Tek paid MSCP, LLC $160,000 for the option, which remains exercisable until May 19, 2018.

Solis Tek has issued 5 million warrants exercisable at $0.01 per share as consideration for the acquisition of all of the ownership interests in YLK Partners NV from the current owners.

Future Farm Technologies (FFT.CN) has agreed to invest $500,000 for a 10% interest in the Arizona Operation.

YA II PN, Ltd. is providing the working capital for YLK Partners. Its investment of $2,495,000 is comprised of a $1,500,000 Promissory Note for 9 months, a $495,000 cash exercise of 450,000 Solis Tek warrants and a $500,000 purchase of Solis Tek common shares at $1.00 per share.

Solis Tek Chief Executive Officer, Alan Lien, commented, “We are really excited about this opportunity in Arizona and its growth and profitability potential. We are very pleased to have partners such as Future Farm Technologies and Yorkville Advisors to collaborate and support the build-out and growth of this facility. Our collective experience and knowledge in cannabis will position this Arizona operation for success. We are excited to commence Phase 1 of the development and construction of our state-of-the-art cultivation and processing facility and look forward to many additional opportunities in the cannabis industry.”

About Solis Tek, Inc.

Solis Tek, Inc. (OTCQB: SLTK) is a vertically integrated technology innovator, developer, manufacturer and distributor focused on bringing products and solutions to commercial cannabis growers in both the medical and recreational space in legal markets across the U.S. For nearly a decade, growers have used Solis Tek’s lighting solutions to increase yield, lower costs and grow better to maximize their return on investment. The Company’s customers include retail stores, distributors and commercial growers in the United States and abroad. For more information, please visit our website, www.solis-tek.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect the Company’s current plans and expectations, as well as future results of operations and financial condition. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

Investors Contact:

Hayden IR

917-658-7878

hart@haydenir.com